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                                                                 EXHIBIT 10.22


                                 AMENDMENT NO. 1

                                     TO THE

                         EXECUTIVE EMPLOYMENT AGREEMENT

       THIS AMENDMENT NUMBER 1 (the "AMENDMENT") TO THE EXECUTIVE EMPLOYMENT AGREEMENT dated as of January 1, 2000 (the "AGREEMENT") is made as of December 28, 2000, between Cysive, Inc., a Delaware corporation (the "COMPANY"), and Nelson A. Carbonell, Jr. ("EXECUTIVE").

       WHEREAS, in connection with the Company's annual review of Executive performance and market conditions governing Executive compensation, the Company and the Executive hereby agree to amend the Agreement to designate Executive's compensation for calendar year 2001.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby agree as follows.

              1. SECTION 1(b) of the Agreement is hereby deleted and replaced with the following:

                     "(b)   SALARY, BONUS AND BENEFITS. For the calendar year
       2001, the Company will pay Executive a base salary of $195,000 per annum (the "ANNUAL BASE SALARY"). During 2001, Executive shall receive the Base Bonus when and if the Company achieves certain performance targets, and, additionally, Executive may also receive an Accelerated Bonus if and when the Company exceeds those certain performance targets, subject to the discretion of the Compensation Committee (the "BONUS"). The Base Bonus means an amount equal to the product of 1.5 multiplied by the Annual Base Salary and Accelerated Bonus means an additional amount as determined by the Compensation Committee. The Executive shall be eligible to participate in the Company's split-dollar insurance policy in accordance with SECTION 1(c) BELOW. Executive's Annual Base Salary and Bonus for any part of 2001 will be prorated based upon the number of days elapsed in such year. In addition, during the Employment Period, Executive will be entitled to such other benefits approved by the Compensation Committee and made available to the Company's senior executives, including, but not limited to, vacation time, tuition reimbursement, reimbursement of business expenses and healthcare benefits."

              2. SECTION 1(d) of the Agreement is hereby deleted and replaced with the following:

              "(d)   SEPARATION. Executive's employment by the Company during
the Employment Period will continue until Executive's resignation at any time or until





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Executive's disability or death or until the Compensation Committee terminates
Executive's Employment at any time during the Employment Period (the "Separation"). If the Employment Period is terminated by the Executive without Good Reason, then the termination will be effective fifteen (15) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board or the Chief Executive Officer without Cause or by the Executive with Good Reason, then the termination will be effective fifteen (15) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board or the Chief Executive Officer with Cause, termination will be effective fifteen (15) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board or the Chief Executive Officer with Cause or by the Executive without Good Reason, then the Executive shall be entitled to receive his Annual Base Salary and all fringe benefits only through the effective date of termination. If the Employment Period is terminated by the Board or the Chief Executive Officer without Cause or by the Executive with Good Reason, then the Executive shall be entitled to receive an amount equal to his Annual Base Salary plus the Base Bonus (in effect at the time of termination) and all fringe benefits (such payments and fringe benefits are referred hereinafter as the "SEVERANCE PAYMENT") payable over a one year period in accordance with normal payroll practices. If the Employment Period is terminated due to death, then the Annual Base Salary and medical insurance will be continued through the next full calendar month following the month in which the Executive died. If the Employment Period is terminated due to Disability (as defined herein), then the Annual Base Salary, medical insurance and disability insurance will be continued until the last day of the six-month period following the Disability; provided, however, that such Annual Base Salary shall be reduced by the amount of any disability income payments made to the Executive during such six-month period from any insurance or other policies provided by the Company. In the event Executive is owed amounts under this SECTION 1(d), such amounts may be withheld by the Company upon a breach or threatened breach of the terms and conditions of
SECTION 3 below.

              3. SECTION 5 of the Agreement is hereby deleted and replaced with the following:

                     "5. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

                               If to the Company:

                               Cysive, Inc.
                               10780 Parkridge Blvd.
                               Suite 400
                               Reston, Virginia 20191
                               Attention:   Nelson A. Carbonell, Jr. and
                                            Joseph M. Boyle


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                                    If to the Executive:

                               Nelson A. Carbonell, Jr.
                               Cysive, Inc.
                               10780 Parkridge Blvd.
                               Suite 400
                               Reston, Virginia 20191

         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail."

         IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement on the date first written above.


                                    CYSIVE, INC.

                                    By:       /s/ JOHN R. LUND
                                             ---------------------------------
                                             Name:    John R. Lund
                                             Title:   Vice President, Chief
                                                      Financial Officer,
                                                      Treasurer and Secretary


                                    EXECUTIVE

                                     /s/ NELSON A. CARBONELL, JR.
                                    ------------------------------------------
                                    Nelson A. Carbonell, Jr.